EXHIBIT 8.1

CRUCELL FORM 20-F

LIST OF SUBSIDIARIES OF CRUCELL N.V. as per June 29, 2006

Name	Residence	Ownership %

Crucell Holland B.V.	Leiden, NL	100
U-BySis B.V.	Leiden, NL	100
Chromagenics B.V.	Amsterdam, NL	100

Berna Biotech AG	Bern, CH	100
Istituto Sieroterapico Berna	Milano, IT	100
Etna Biotech Spa	Catania, IT	100

EtnaVax Holding AG	Bern, CH	13
EtnaVax Spa	Catania, IT	100

Berna Biotech Espana S.A.	Madrid, ES	100

Rhein Biotech N.V.	Maastricht, NL	92.7
Rhein Vaccines B.V.	Maastricht, NL	100
Rhein Biotech GmbH	Düsseldorf, DE	100
Rhein Minapharm	Cairo, EG	3
Vida Rhein, S.A.	Lisboa, PT	50
Pevion Biotech AG	Bern, CH	50

Green Cross Vaccine Corporation	Yongin, KR	100